Exhibit 10.28

RESTRICTED STOCK UNIT GRANT AGREEMENT
This restricted stock unit Agreement is made and entered into as of May 8, 2013, by and between CSX Corporation (“CSX”), a Virginia corporation, and Michael J. Ward (the “Recipient”). CSX grants restricted stock units (“RSUs”) to encourage a long-term perspective and commitment from its employees.
In consideration of their mutual promises and undertakings, CSX and Recipient mutually agree as follows:

1.
Award. In consideration of Recipient’s continued and uninterrupted employment with CSX, or an Affiliate thereof, for the period from May 8, 2013 through May 7, 2016 (the “Restricted Period”), the Recipient is hereby granted 64,048 RSUs wherein each unit represents one share of CSX Corporation common stock, $1 par value (“CSX Stock”).

2.	Vesting. The RSUs shall fully vest upon Recipient’s completion of the Restricted Period, except as provided below in Section 6.

3.
Settlement and Delivery of Shares with Holding Period. Payment of vested RSUs will be paid as soon as practicable after completion of the Restricted Period in the form of CSX Stock. Such shares may not be sold for a period of one year following receipt with the following exceptions: (i) after the Recipient terminates employment, (ii) for payment by Recipient of applicable withholding taxes, (iii) where Recipient sells shares in connection with a change in control event as defined by the CSX Stock and Incentive Award Plan, and (iv) a person or entity that acquires the shares from the Recipient by will or the laws of descent and distribution.

4.
CSX Stock and Incentive Award Plan. The grant hereunder is made under the CSX Stock and Incentive Award Plan (the “Plan”), the provisions of which are hereby incorporated by reference except as otherwise provided specifically herein.

5.
Dividend Equivalents. During the Restricted Period, CSX will pay to Recipient, based upon the number of RSUs granted, an amount equal to dividends (“Dividend Equivalents”) declared and payable on CSX Stock net of applicable withholding taxes.

6.
Termination of Employment. In the event of a termination of Recipient’s employment before the end of the Restricted Period for any reason other than death, disability or retirement, all RSUs shall be forfeited. In the event of a termination of Recipient’s employment before the end of the Restricted Period, by reason of Recipient’s death or disability, full and immediate vesting shall apply, and CSX Stock shall be awarded as soon as practicable following such event. In the event of a termination of Recipient’s employment before the end of the Restricted Period by reason of retirement, pro rata vesting shall apply, and CSX Stock shall be awarded in December of the year in which such retirement occurs. The pro rata computation will be determined based upon the number of months of employment completed during the Restricted Period.

For purposes of this Agreement, “retirement” shall mean the attainment of age 55 and 10 years of service with the Company or an Affiliate, or attainment of age 65. “Disability” shall mean the Recipient’s becoming disabled within the meaning of the long-term disability plan of the Company covering the Recipient.

Any RSUs granted to the Recipient that do not vest under the terms of this Agreement shall be forfeited.

7.
Withholding of Tax. Recipient shall be solely responsible for any and all federal, state, and local taxes which may be imposed on the Recipient as a result of the vesting of the RSU grant, the receipt of CSX Stock, and receipt of dividend equivalents. CSX is required to withhold income taxes at the prescribed supplemental income and employment tax rates at the time such taxes are due. Upon issuance of CSX stock, CSX will withhold the minimum number of whole shares equal in value to such required withholding amount. No additional voluntary withholding amount is permitted.

8.	Assignment of Restricted Stock Units Prohibited. The RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.

9.
Shareholder Rights. The RSUs shall confer no other shareholder rights upon the Recipient except as provided herein unless and until such time as the award has been settled by the transfer of CSX Stock to the Recipient.

10.
Not a Contract of Employment. Nothing in this Agreement shall be interpreted or construed to create a contract of employment between the Company and the Recipient. This Agreement is intended solely to provide Recipient an incentive to continue existing employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

RECIPIENT:	CSX CORPORATION:
/s/ Michael Ward	By: /s/ Lisa Mancini
Michael J. Ward	Lisa A. Mancini
SVP & Chief Administrative Officer
Date: May 17, 2013